 Exhibit 99.1

News

Intellinetics, Inc. Reports First Quarter Results

Revenue and Channel Growth Accelerating

COLUMBUS, OH – (May 14, 2015) – Intellinetics, Inc. (OTCQB: INLX), an Enterprise Content Management (ECM) software company focused on cloud-based document solutions for the Small to Medium Business (SMB) market, announced financial results for the first quarter ended March 31, 2015.

First Quarter Key Metrics Trending Positively

•	Revenue increased 95%
•	Gross margins increased 2%
•	Net loss narrowed 48%

Summary - First Quarter Results

Revenues for the three months ended March 31, 2015 were $583,775, as compared with $299,183 for the same period in 2014, an increase of $284,592, or 95%, primarily attributable to increases in revenues from the sale of software, software as a service and professional services. Overall gross margins were 81% and 79% for the three months ended March 31, 2015 and 2014, respectively, an increase of 2%.

Expenses were $679,095 for the three months ended March 31, 2015, as compared with $639,577 for the three months ended March 31, 201, representing an increase of $31,518 or 6%. The increase in expenses was due to an increase in interest expense of $47,896, as a result of an increase debt outstanding for the three months ended March 31, 2015. The increased debt was incurred to fund our growth.

Intellinetics reported a net loss of $208,857 and $403,822 for the three months ended March 31, 2015 and 2014, respectively, representing a decrease in net loss of $194,965, or 48%.

Matthew L. Chretien, President and CEO of Intellinetics, stated, “This year we will accelerate our revenue growth and become both, cash flow positive and profitable. Our three dedicated channel managers, one for each partner profile, are laser focused on growing the revenue from each of the partners within their profile as well as establishing new profile partners. We are already seeing, material results from that focus.”

Murray Gross, Chairman of the Board, stated, “It is very encouraging to see that our EBITA improved from ($348,848) in Q1 2014 to ($109,575) in Q1 2015. It is a clear indication of the progress being made in executing our strategy.”

IntelliCloudTM	– Powered by the Intel® NUC

The Intellinetics’ IntelliCloud Program provides turnkey document workflow solutions for SMB’s through a growing network of partners who already serve them. Our partners simply attach IntelliCloud to the software, hardware, and/or services they already sell to existing customers and deliver more value to the customer and create new / recurring revenue streams for themselves…and us, all without the sales or technical complexity of other less effective options in the market.

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Targeted Channel Strategy

Intellinetics’ is focused on IntelliCloud Program growth within three specific partner profiles:

•	Office Equipment Dealers (OED) - Copier dealers who also provide value added software, service and technology services
•	ECM Value Added Reseller (VAR) - Expert ECM software, hardware and service providers
~~•~~	Software Solution Providers - Enterprise Resource Planning (ERP) or other software applications with proprietary IntelliCloud Integration.

About Intellinetics, Inc.

Intellinetics, Inc., is a Columbus, Ohio-based ECM software company. Intellinetics partnered with Intel to create the IntelliCloud Channel Program that makes it easy to add turnkey document workflow solutions to the copiers, productivity software and services the already provide.  IntelliCloud provides dealers a “deploy once, use many” innovation where one IntelliCloud customer sale/activation creates endless possibilities to add other software applications that deliver more value and increase revenue.  For additional information, please visit: http://www.intel.com/intellicloud or www.intellinetics.com

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding Intellinetics’ intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics and its Affiliates on its website or at www.intellinetics.com or at www.sec.gov .

Contact:

Matthew L. Chretien, President and CEO

Intellinetics, Inc.

614-921-8170 matt@intellinetics.com

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	(Unaudited)
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$79,775	$184,081
Accounts receivable, net	226,297	99,061
Prepaid expenses and other current assets	30,808	45,668
Total current assets	336,880	328,810
Property and equipment, net	25,293	28,671
Other assets	23,929	27,809

Total assets	$386,102	$385,290
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$672,434	$615,305
Deferred revenues	501,475	563,998
Deferred compensation	215,012	215,012
Notes payable - current	744,410	756,614
Notes payable - related party - current	1,789,053	1,549,965
Total current liabilities	3,922,384	3,700,894

Long-term liabilities:
Notes payable - net of current portion	508,371	543,615
Notes payable - related party	153,714	217,479
Deferred interest expense	112,855	103,242
Other long-term liabilities - related parties	108,011	73,769
Total long-term liabilities	882,951	938,105
Total liabilities	4,805,335	4,638,999

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 7,123,074 shares issued and outstanding at March 31, 2015 and December 31, 2014	14,124	14,124
Additional paid-in capital	5,232,511	5,189,178
Accumulated deficit	(9,665,868)	(9,457,011)
Total stockholders' deficit	(4,419,233)	(4,253,709)
Total liabilities and stockholders' deficit	$386,102	$385,290

See Notes to these condensed consolidated financial statements

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	For the Three Months Ended 31,
	2015	2014

Revenues:
Sale of software	$190,037	$8,000
Software as a service	56,539	39,442
Software maintenance services	228,671	210,522
Professional services	82,238	29,424
Third Party services	26,290	11,795

Total revenues	583,775	299,183

Cost of revenues:
Sale of software	47,522	6,444
Software as a service	10,910	6,930
Software maintenance services	31,008	31,747
Professional services	20,518	9,710
Third Party services	3,579	8,597

Total cost of revenues	113,537	63,428

Gross profit	470,238	235,755

Operating expenses:
General and administrative	365,840	468,469
Sales and marketing	213,977	116,174
Depreciation	3,378	6,930

Total operating expenses	583,195	591,573

Loss from operations	(112,957)	(355,818)

Other income (expense)
Interest expense, net	(95,900)	(48,004)

Total other income (expense)	(95,900)	(48,004)

Net loss	$(208,857)	$(403,822)

Basic and diluted net loss per share:	$(0.03)	$(0.06)

Weighted average number of common shares outstanding - basic and diluted	7,123,074	6,765,930

See Notes to these condensed consolidated financial statements

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